Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Agreement is entered into between Richard L. King (“Mr. King”) and Labor Ready, Inc. (together with its subsidiaries, the “Company”) as of this 9th day of October, 2001, in order to sever their employment relationship.  In consideration of the mutual promises below, the Company and Mr. King agree as follows:

1.              Termination of Employment.  Mr. King’s employment with the Company, and that certain Executive Employment Agreement between the Company and Mr. King dated May 16, 2000 (the “Employment Agreement”), were terminated effective as of September 20, 2001.

2.              Compensation.  Subject to Mr. King’s compliance with all of the terms and conditions of this Agreement and as a material inducement to Mr. King to enter into this Agreement, the Company shall pay Mr. King the sum of One Hundred Thousand Dollars ($100,000.00) on or before seven (7) days after mutual execution hereof.

3.              Continuation of Health Insurance.  Subject to Mr. King’s compliance with all of the terms and conditions of this Agreement and as a material inducement to Mr. King to enter into this Agreement, the Company shall continue to provide the health insurance coverage currently provided to Mr. King and his wife, until the earlier of (a) the date Mr. King secures employment with another employer, or (b) one (1) year after the date hereof.

4.              Termination of Stock Options.           The parties acknowledge that the following represent all stock options granted Mr. King by the Company to date, and that no such options have heretofore been exercised:

Option Grant	Grant Date

350,000 shares	May 16, 2000
150,000 shares	August 1, 2000
12,000 shares	February 21, 2001

All said options shall be deemed terminated and of no further force or effect as of the date hereof.

5. Additional Terms and Conditions. Mr. King expressly agrees to all of the following terms and conditions:

a)	Mr. King shall not issue or make any written or verbal statement to anyone which addresses the Company or his employment with the Company in a negative or derogatory manner.

b)	Mr. King shall comply with all of the surviving covenants and provisions set forth in his Employment Contract.

c)	Mr. King shall reasonably cooperate with the Company on an as-requested basis in any pending matters which in the Company’s reasonable judgment require Mr. King’s involvement.

6.              Waiver and Release by Mr. King.     Mr. King expressly acknowledges that the payment and benefits provided for hereinabove constitutes sufficient consideration for any and all compensation and benefits due Mr. King as well as Mr. King’s promises set forth herein and the settlement, waiver, release and discharge of any and all claims arising under the Employment Agreement, common law, any federal, state and local statue or regulation, or otherwise. Mr. King represents that he has not filed any complaint, charge or action against the Company, its officers, agents or employees with any local, state or federal agency or court arising from his employment relationship with the Company.  Mr. King represents that he will not seek damages, monetary or otherwise, or any other type of relief through any such complaint at any time in the future. Mr. King, for himself and his successors and assigns, waives, releases and forever discharges the Company, its officers, directors, agents and employees of and from any and all claims, causes of action, rights, demands, debts, damages and actions of whatever nature arising from or relating to Mr. King’s employment relationship with the Company, including the termination of such relationship and the Employment Agreement, and also including any cause of action pertaining to employment discrimination based on age, race, creed, color, religion, sex, national origin or disability.

7.              Opportunity to Review; Revocation.     Mr. King expressly acknowledges that the Company has encouraged and given him the opportunity to thoroughly discuss all aspects of this Agreement with his attorney or other advisor before signing and that he has thoroughly discussed or in the alternative has freely elected to waive any further opportunities to thoroughly discuss this Agreement with his attorney or other advisor.  Mr. King understands that he has fourteen (14) days to review this Agreement and determine whether or not to sign.  Signature prior to the expiration of 14 days waives the remaining consideration period.  Mr. King has seven (7) days from the date this Agreement is executed to revoke the waiver of any claim under the Age Discrimination in Employment Act.  If Mr. King does not revoke the Agreement within the seven-day period, the Agreement shall become fully effective and the payment terms referred to herein shall become effective.  If Mr. King does revoke this Agreement, the Company’s payment obligation under this Agreement shall be null and void.

8. Knowing and Voluntary. Mr. King expressly acknowledges that he understands all of the provisions of this Agreement, and that he is knowingly and voluntarily entering into this Agreement.

9. Governing Law. This Agreement is made and entered into in the State of Washington and shall in all respects be interpreted, enforced and governed under the laws of this state.

10.            Severability.     Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, void or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be affected thereby and any such illegal, unenforceable or invalid part, term or provision shall be deemed to be revised in the legal, enforceable and valid manner which most closely reflects the intention of the parties.

11.            Entire Agreement.     This Agreement, along with all of the ongoing covenants of the Employment Contract, set forth the entire agreement between the parties and supersede any and all prior agreements or understandings between these parties pertaining to the subject matter hereof.

LABOR READY, INC.

By:
	Joseph P. Sambataro, Jr	Richard L. King
President and Chief Executive Officer